Exhibit 21.1

LIST OF SUBSIDIARIES OF FRANK'S INTERNATIONAL N.V.

Entity	Jurisdiction

Frank's International AS	Norway
Frank's International, LLC	Texas
Frank's International (B.V.I.) Limited	British Virgin Islands
Frank's International Middle East (BVI) Ltd	British Virgin Islands
Frank's International West Africa (B.V.I.) Limited	British Virgin Islands
Frank's Oilfield Services Limited	British Virgin Islands
Oilfield Equipment Rentals B.V.	Netherlands
Oilfield Equipment Rentals Limited	Dubai / Jebel Alie Free Zone of 2003